Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL SECOND QUARTER

•            Net Earnings per Diluted Share Increase 35% to $.70

•            Quarterly Comparable Store Sales Increase by 7.4%

•            Quarterly Net Sales Increase by 11.6%

•            Full Year Net Earnings per Diluted Share Modeled to Increase Approximately 20%; Previously Modeled at Approximately 15%

UNION, New Jersey, September 22, 2010 — Bed Bath & Beyond Inc. today reported net earnings of $.70 per diluted share ($181.8 million) in the fiscal second quarter ended August 28, 2010, an increase of approximately 35% versus net earnings of $.52 per diluted share ($135.5 million) in the same quarter a year ago.  Net sales for the fiscal second quarter of 2010 were approximately $2.137 billion, an increase of approximately 11.6% from net sales of approximately $1.915 billion reported in the fiscal second quarter of 2009.  Comparable store sales in the fiscal second quarter of 2010 increased by approximately 7.4%, compared with a decrease of approximately 0.6% in last year’s fiscal second quarter.

Also during the fiscal second quarter of 2010, the Company repurchased approximately $193 million of its common stock representing approximately 4.9 million shares.

For the fiscal first half ended August 28, 2010, the Company reported net earnings of $1.22 per diluted share ($319.3 million), an increase of approximately 42% over net earnings of $.86 per diluted share ($222.7 million) in the corresponding period a year ago.  Net sales for the fiscal first half of 2010 were approximately $4.060 billion, an increase of approximately 12.5% from net sales of approximately $3.609 billion in the corresponding period a year ago.  Comparable store sales for the fiscal first half of 2010 increased by approximately 7.9%, compared with a decrease of approximately 1.1% in last year’s fiscal first half.

For the fiscal third quarter of 2010, the Company is modeling net earnings per diluted share to be approximately $.61 to $.65.  For fiscal 2010, the Company is now modeling net earnings per diluted share to increase by approximately 20%, up from the previous model of approximately 15%.

As of August 28, 2010, the Company had a total of 1,111 stores, including 972 Bed Bath & Beyond stores in 50 states, the District of Columbia, Puerto Rico and Canada, 61 Christmas Tree Shops stores, 33 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values.  During the fiscal second quarter, the Company opened five Bed Bath & Beyond stores, including the first store in its 50th state, Hawaii, and two buybuy BABY stores. Consolidated store space as of August 28, 2010 was approximately 34.1 million square feet. Since the beginning of the third quarter of fiscal 2010 on August 29, 2010, one additional Bed Bath & Beyond store, two buybuy BABY stores and one Christmas Tree Shops store have been opened.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

*   *   *    *    *    *    *    *

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  In addition, the Company is a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  The Company sells a wide assortment of domestics merchandise and home furnishings, which include food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including any tax implications relating to the Company’s stock option grants.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel	(908) 855-4554
Eugene A. Castagna	(908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	August 28,	August 29,	August 28,	August 29,
	2010	2009	2010	2009

Net sales	$2,136,730	$1,914,909	$4,059,781	$3,609,249

Cost of sales	1,261,812	1,141,516	2,409,827	2,169,038

Gross profit	874,918	773,393	1,649,954	1,440,211

Selling, general and administrative expenses	578,016	551,362	1,127,658	1,075,876

Operating profit	296,902	222,031	522,296	364,335

Interest income	327	1,476	843	3,243

Earnings before provision for income taxes	297,229	223,507	523,139	367,578

Provision for income taxes	115,474	87,976	203,831	144,875

Net earnings	$181,755	$135,531	$319,308	$222,703

Net earnings per share - Basic	$0.71	$0.53	$1.24	$0.87
Net earnings per share - Diluted	$0.70	$0.52	$1.22	$0.86

Weighted average shares outstanding - Basic	257,013	257,814	258,207	257,378
Weighted average shares outstanding - Diluted	259,928	259,940	261,783	259,352

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	August 28,	August 29,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$1,040,504	$1,035,601
Short term investment securities	602,223	43,125
Merchandise inventories	1,903,096	1,755,377
Other current assets	306,571	289,101

Total current assets	3,852,394	3,123,204

Long term investment securities	132,242	157,193
Property and equipment, net	1,105,297	1,111,971
Other assets	350,079	343,070

	$5,440,012	$4,735,438

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$771,752	$682,936
Accrued expenses and other current liabilities	306,316	264,066
Merchandise credit and gift card liabilities	179,119	163,338
Current income taxes payable	25,244	29,159

Total current liabilities	1,282,431	1,139,499

Deferred rent and other liabilities	262,198	236,107
Income taxes payable	110,642	98,928

Total liabilities	1,655,271	1,474,534

Total shareholders’ equity	3,784,741	3,260,904

	$5,440,012	$4,735,438

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Six Months Ended
	August 28,	August 29,
	2010	2009
Cash Flows from Operating Activities:

Net earnings	$319,308	$222,703
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	89,882	89,746
Stock-based compensation	22,636	22,137
Tax benefit from stock-based compensation	(2,660)	(964)
Deferred income taxes	(11,281)	(13,943)
Other	(694)	(12)
(Increase) decrease in assets:
Merchandise inventories	(143,393)	(113,038)
Trading investment securities	(1,859)	(4,071)
Other current assets	(29,525)	(32,756)
Other assets	(2,562)	302
Increase (decrease) in liabilities:
Accounts payable	168,903	183,176
Accrued expenses and other current liabilities	24,322	19,123
Merchandise credit and gift card liabilities	6,315	(2,283)
Income taxes payable	(51,370)	11,318
Deferred rent and other liabilities	16,080	10,968

Net cash provided by operating activities	404,102	392,406

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(780,750)	—
Redemption of held-to-maturity investment securities	555,020	—
Redemption of available-for-sale investment securities	14,025	27,245
Redemption of trading investment securities	42,825	—
Capital expenditures	(83,574)	(67,631)

Net cash used in investing activities	(252,454)	(40,386)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	70,054	45,663
Excess tax benefit from stock-based compensation	1,038	2,778
Repurchase of common stock, including fees	(278,336)	(33,069)

Net cash (used in) provided by financing activities	(207,244)	15,372

Net (decrease) increase in cash and cash equivalents	(55,596)	367,392

Cash and cash equivalents:
Beginning of period	1,096,100	668,209
End of period	$1,040,504	$1,035,601